                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         Anadarko Petroleum Corporation
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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                [Anadarko Logo]
                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

March 27, 2000

TO THE STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of the Company. The meeting will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 27, 2000, at 9:30 a.m.

     The attached Notice of the Annual Meeting and Proxy Statement provides information concerning the matters to be considered at the meeting. In addition, the general operations of the Company will be discussed and stockholders will be afforded the opportunity to ask questions.

     We value your opinions and encourage you to participate in this year's Annual Meeting by VOTING your proxy. You may VOTE either by internet or telephone using the instructions on the proxy card or by signing your proxy card and returning it in the enclosed envelope.

                                            Very truly yours,

                                            /s/ ROBERT J. ALLISON, JR.
                                            ROBERT J. ALLISON, JR.
                                            Chairman and Chief Executive Officer

                                [Anadarko Logo]
                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 27, 2000, at 9:30 a.m., for the purpose of:

          (1) Electing three directors; and

          (2) Transacting any other business appropriate to the meeting.

RECORD DATE

     March 1, 2000, has been fixed as the record date. If you are a record holder of Common Stock at the close of business on the record date, you are entitled to receive notice of and to vote at the meeting.

     Whether or not you expect to be present at the meeting, please VOTE. You may VOTE either by internet or telephone using the instructions on the proxy card or by signing your proxy card and returning it in the enclosed envelope.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ SUZANNE SUTER
                                            SUZANNE SUTER
                                            Corporate Secretary

Dated: March 27, 2000
Houston, Texas

                                [Anadarko Logo]
                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 2000

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please take the time to VOTE by following the internet or telephone voting instructions on the proxy card or completing and mailing the enclosed proxy card. A postage-prepaid envelope has been provided for your convenience if you wish to VOTE by mail.

     If you VOTE by mail and your proxy card is returned unsigned, your VOTE cannot be counted. If you VOTE by mail and the returned proxy card is signed and dated without indicating how you want to VOTE, your proxy will be voted as recommended by the Board of Directors.

REVOKING YOUR PROXY

     You may revoke your proxy at any time prior to the meeting by:

     - sending a written statement to the Corporate Secretary of the Company;

     - submitting a valid proxy with a later date either by internet, by telephone or in writing; or

     - voting in person at the annual meeting.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

     Number of Shares Outstanding. At the close of business on the record date, March 1, 2000, there were 128,048,126 shares of Common Stock outstanding which are entitled to vote at the meeting.

     Quorum. A quorum is present if at least a majority of the outstanding shares of Common Stock on the record date are present in person or by proxy.

     Vote Required. A director is elected if the number of votes cast for the director exceeds the number of votes cast against the director.

                          ANADARKO BOARD OF DIRECTORS

STRUCTURE

     The Board is divided into three classes of directors for purposes of election. One class of directors is elected at each annual meeting of stockholders to serve for a three-year term.

     At the 2000 meeting, the terms of three directors are expiring. Each director elected at this annual meeting will hold office until the expiration of his term in 2003. Those directors not up for election this year will continue in office for the remainder of their terms.

     If a nominee is unavailable for election, the proxies will be voted for the election of another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

ITEM 1 -- ELECTION OF DIRECTORS

DIRECTORS NOMINATED THIS YEAR FOR TERMS EXPIRING IN 2003

     Conrad P. Albert (54) -- Mr. Albert resides in Bedford, New York and is engaged in private investments. Mr. Albert was a director of Deep Tech International until August 1998. He has been a director of the Company since 1986.

     Robert J. Allison, Jr. (61) -- Mr. Allison has been Chairman of the Board and Chief Executive Officer of the Company since October 1986. Mr. Allison has been a director of the Company since 1985.

     John N. Seitz (49) -- Mr. Seitz was elected President and Chief Operating Officer of the Company in 1999. He was named Executive Vice President, Exploration and Production of the Company in 1997. He was elected Senior Vice President, Exploration in 1995. He has worked for the Company since 1977. Mr. Seitz has been a director of the Company since 1997.

DIRECTORS UP FOR ELECTION IN 2001

     Larry Barcus (62) -- Mr. Barcus is Chairman of L. G. Barcus and Sons, Inc., Kansas City, Kansas, a general contractor with operations nationwide. Mr. Barcus has been a director of the Company since 1986.

     James L. Bryan (64) -- Mr. Bryan is Executive Vice President of Newpark Drilling Fluids, an oilfield services firm headquartered in Houston, Texas. He retired as Senior Vice President of Dresser Industries, Inc. in 1998. He had been a Vice President of Dresser since 1990. Mr. Bryan has been a director of the Company since 1986.

DIRECTORS UP FOR ELECTION IN 2002

     Ronald Brown (67) -- Mr. Brown resides in Rancho Santa Fe, California. He retired as a bank executive in 1992. Mr. Brown has been a director of the Company since 1986.

     John R. Butler, Jr. (61) -- Mr. Butler is Chairman of J. R. Butler and Company, a reservoir engineering company in Houston, Texas. He is also Chairman and former President and CEO of the Houston Advanced Research Center, a 501(c)(3) corporation. Formerly, he was Chairman and Chief Executive Officer of GeoQuest International Holdings, Inc., Chairman of Petroleum Information Corp. and Vice Chairman of Petroleum Information/Dwights, L.L.C. Mr. Butler has been a director of the Company since 1996.

     John R. Gordon (52) -- Mr. Gordon has been President of Deltec Asset Management Corporation, a New York investment management company, since 1988. Deltec Asset Management Corporation's executive office is in New York, New York. Mr. Gordon has been a director of the Company since 1988.

BOARD MEETINGS AND COMMITTEES

     During 1999, the Board met four times. The Board also has an Executive Committee that may take action with respect to the conduct of the business of the Company between board meetings. The Executive Committee met twice during 1999. During 1999, each incumbent director of the Company attended all the meetings of the Board.

     The Board has an Audit Committee and Compensation and Benefits Committee. Membership on these two committees is limited to non-employee directors.

     Audit Committee. The Audit Committee met three times in 1999. The primary responsibilities of the Audit Committee are to establish and review the activities of the independent auditors and the internal auditors, review recommendations of the independent auditors and responses of management, and review the annual financial statements issued by the Company. Messrs. Albert, Barcus and Butler are members of the Audit Committee and each attended all of the committee meetings in 1999.

     Compensation and Benefits Committee. The Compensation and Benefits Committee met six times in 1999. The primary responsibilities of the Compensation and Benefits Committee are to establish base salaries and determine any bonus awards for the Company's executive officers, consider and make recommendations on executive and director compensation plans and grant stock options, restricted stock and other stock-based awards. Messrs. Brown, Bryan and Gordon are members of the Compensation and Benefits Committee and each attended all of the committee meetings in 1999.

DIRECTOR COMPENSATION

     Directors that are not employees of Anadarko receive compensation for Board and committee service. Directors who are employees of Anadarko receive no compensation for their service on the Board. The principal components of director compensation, which a director may elect to receive in cash, Common Stock or a combination of both, are as follows:

          1. an annual Board retainer of $40,000;

          2. a fee of $1,250 for each Board or committee meeting attended plus expenses related to attendance;

          3. an annual committee membership retainer of $3,000; and,

          4. an additional annual committee retainer of $3,000 for serving as committee chair.

     1998 Director Stock Plan. Under this plan, the directors may grant stock-based awards to non-employee directors. In October 1999, the directors granted each non-employee director an option to purchase 5,000 shares of Common Stock. The option price is the fair market value on the date of grant. The options will vest 50% one year from the date of grant and the remaining 50% two years from the date of grant. The options granted will expire 10 years from the date of grant.

     Phantom Stock Units. In January 2000, each current non-employee director received phantom stock units equal to $14,500 to be held until the director terminates service from the Board. The phantom stock units will accrue dividend equivalents until the director terminates. Directors may receive additional phantom stock units in future years.

     Director Deferred Compensation Plan. This plan was eliminated in 1990 although previously deferred amounts continue to accrue interest. Under the plan, non-employee directors could elect to defer all or part of their annual retainer. The plan provides benefit payments based upon the amount of compensation deferred, age of the director at the time the compensation was deferred and accrued interest at 20% per annum. Payments are made under the plan to the director while he is a member of the Board and upon retirement, death, disability or the attainment of age 65.

                                STOCK OWNERSHIP

     The information provided below summarizes the beneficial ownership of officers and directors of the Company and owners of more than 5% of outstanding Common Stock. In general, "beneficial ownership" includes those shares of Common Stock someone has the power to vote, sell or acquire within 60 days. It includes Common Stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

DIRECTORS AND EXECUTIVE OFFICERS

     On February 26, 2000, the directors and executive officers of Anadarko beneficially owned, in the aggregate, 5,174,412 shares of Anadarko Common Stock (approximately 4% of the outstanding shares entitled to vote). Except for Mr. Allison, no director, nominee for director or officer of the Company owns or has the right to acquire more than 1% of the outstanding Common Stock.

                                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                ---------------------------------------------
                                                                       SHARES
                                                 NUMBER OF SHARES    EXERCISABLE     TOTAL
NAME OF                                            BENEFICIALLY        WITHIN      BENEFICIAL   PERCENT
BENEFICIAL OWNER                                     OWNED(1)          60 DAYS     OWNERSHIP    OF CLASS
----------------                                ------------------   -----------   ----------   --------
Robert J. Allison, Jr. .......................        613,288         1,200,000    1,813,288      1.4
John N. Seitz.................................         62,933           338,000      400,933      *
Michael E. Rose...............................         36,975           150,000      186,975(2)   *
Charles G. Manley.............................         76,933           294,000      370,933      *
William D. Sullivan...........................         32,112            84,000      116,112      *
Conrad P. Albert..............................         39,000            58,500       97,500(3)   *
Larry Barcus..................................         19,365            82,500      101,865      *
Ronald Brown..................................          6,444            82,500       88,944(4)   *
James L. Bryan................................         12,875            82,500       95,375      *
John R. Butler, Jr. ..........................         33,730            32,500       66,230      *
John R. Gordon................................         48,902            82,500      131,402      *
All directors and executive officers as a
  group, (24 persons).........................      1,409,829         3,774,000    5,183,829      4.0

---------------

 *  Less than one percent.

(1) This number does not include shares of Common Stock which the directors or officers of the Company have the right to acquire within 60 days of February 26, 2000.

(2) Includes shares held in his wife's name.

(3) Mr. Albert disclaims beneficial ownership of the 9,573 shares held in his wife's name and his children's names.

(4) Mr. Brown disclaims beneficial ownership of the 100 shares held in his wife's name.

OWNERS OF MORE THAN FIVE PERCENT OF ANADARKO STOCK

     The following table shows, as of December 31, 1999, the beneficial owners of more than 5% of Anadarko Common Stock. This information is based on reports (Schedule 13G) filed with the Securities and Exchange

Commission by each of the firms listed in the table below. If you wish, you may obtain copies of these reports from the SEC.

                                                                           AMOUNT AND
                                                                           NATURE OF
                                             NAME AND ADDRESS OF           BENEFICIAL   PERCENT
TITLE OF CLASS                                BENEFICIAL OWNER             OWNERSHIP    OF CLASS
--------------                               -------------------           ----------   --------
Common Stock.......................  FMR Corp.                             15,681,295   12.3%
                                     82 Devonshire Street
                                     Boston, Massachusetts 02109
Common Stock.......................  Sonatrach Petroleum Investment        12,161,287    9.5%
                                     (B.V.I.) Corporation
                                     10, rue du Sahara
                                     16035, Algiers, Algeria
Common Stock.......................  American Express Financial             8,137,351    6.4%
                                     IDS Tower 10
                                     Minneapolis, Minnesota 55440

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Anadarko Algeria Corporation, a wholly-owned subsidiary of the Company, has an agreement with Sonatrach, the national oil and gas enterprise of Algeria, which gives Anadarko Algeria the right to develop and produce liquid hydrocarbons in Algeria. Sonatrach is wholly-owned by the People's Democratic Republic of Algeria. Sonatrach Petroleum Investment (B.V.I.) Corporation is controlled by Sonatrach. In 1999, approximately $15,174,000 was paid to Sonatrach primarily for purchases and transportation of crude oil. During 1999, $21,197,000 was received and $22,837,000 was included in accounts receivable as of December 31, 1999 from Sonatrach for joint interest billings of development costs in Algeria.

     Anadarko and partners have two engineering, procurement and construction contracts with Brown & Root-Condor, a company jointly owned by Brown & Root and affiliates of Sonatrach. In 1999, approximately $43,189,000 was paid to Brown & Root-Condor under the contracts.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during and with respect to its most recently completed fiscal year, the Company believes that all transactions by reporting persons during the most recent fiscal year and the prior fiscal year were reported on a timely basis except for those disclosed in this report. During 1999, reports for the sale of Common Stock for the payment of taxes on the vesting of restricted stock were filed late for Messrs. Alman and Cochran. During 1998, the following reports were filed late: Mr. Allison's appointment as trustee of a trust which contains a small number of shares of Anadarko Common Stock, Mr. Gordon's receipt of stock in lieu of board compensation and Mr. Brown's sale of Common Stock at the same time he exercised stock options.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                         ON 1999 EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee, discussed on page 3, is responsible for establishing and administering the executive compensation programs of the Company. This report describes the compensation decisions made by the Committee during 1999 with respect to Anadarko's executive officers.

COMPENSATION PHILOSOPHY OF THE COMPANY

     Anadarko's executive compensation programs consist primarily of base salary, performance-based annual bonus and long-term stock incentive plans which the Company considers essential to attract, retain and reward key personnel. Collectively, these programs are designed to promote the strategic objectives that are critical to the long-term success of the Company.

     The Committee utilizes an outside compensation consultant to review executive compensation and benefit programs and the total compensation levels provided to executive officers. Anadarko's compensation programs provide executives the opportunity to earn compensation levels within the top quartile of a select peer group of oil and gas companies to the extent that Company and executive performance on a combined and individual basis so warrants. The peer group consists of energy companies similar in business operations to Anadarko. Most of these energy companies are also included in the Dow Jones Oil-Secondary index used for stock price performance comparison on the Performance Graph. The Dow Jones Oil-Secondary index is comprised of specific energy companies representing most facets of the industry including independent oil and gas companies as well as those having integrated operations. Not all companies included in the index are considered comparable to Anadarko with respect to analyzing executive compensation and benefit levels. This index does, however, provide a meaningful comparison of total stockholder return against a consistent representation of oil and gas companies with whom Anadarko competes for investment dollars.

     In designing the Company's compensation programs, the Committee's primary consideration is Anadarko's achievement of strategic business goals that serve to enhance shareholder value. Consideration is also given to competitive practice and market conditions. Section 162(m) of the Internal Revenue Code, as amended (the "Code"), limits a company's ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the next four highest paid officers, unless the compensation meets shareholder approved performance-based requirements. The Annual Incentive Bonus Plan (the "Incentive Plan") and the 1993 and 1999 Stock Incentive Plans (collectively the "Stock Plans") meet the performance-based requirements under section 162(m). The Committee is committed to making awards that qualify as deductible compensation under section 162(m) of the Code whenever possible. However, where granting awards is consistent with the strategic business goals of the Company, the Committee reserves the right to make awards that are non-deductible where it feels it is in the best interest of the Company.

BASE SALARY

     Anadarko structures its compensation programs to match pay with performance. Individual base salaries are determined based on a subjective evaluation considering peer-company market data, the executive's performance and the length of time the executive has been in the position. Base compensation is reviewed annually by the Committee and adjusted accordingly to reflect each executive officer's contribution to the performance of the Company.

     In early 1999, the Committee reviewed the competitive market data presented by the outside consultant and elected not to increase Mr. Allison's base salary.

ANNUAL INCENTIVE BONUS

     The Incentive Plan puts a significant portion of compensation at risk by linking potential annual compensation to the Company's achievement of specific performance goals. These goals are established by the Committee at the beginning of each calendar year and for 1999 included:

          (1) Operational criteria including comparisons of Anadarko's five-year worldwide reserve replacement measured against an internal objective and Anadarko's five-year worldwide cost of finding measured against defined performance levels based on the most recently available industry five-year worldwide cost of finding for a select group of companies;

          (2) Financial criteria of net income and cash flow, both of which are measured against internal objectives; and

          (3) Stock performance criteria comparing Anadarko's total stockholder return for a three-year period against the total stockholder return of a select group of peer companies for the same period.

     Each performance goal and its specific criteria are weighted based upon the relative importance of the goal as determined by the Committee.

     Under the Incentive Plan, a bonus target is established for each executive officer based upon individual position, level of responsibility and ability to impact the Company's success. These targets range up to a maximum of 100% of base salary for the Chief Executive Officer. Bonus targets are adjusted based on the Company's achievement of the performance goals. Individuals may receive up to 200% of their bonus target if the Company significantly exceeds the specified goals and, conversely, no bonus or a reduced bonus payment if the Company does not attain specified levels of performance.

     During the year, Anadarko continued to aggressively replace reserves at low finding costs while at the same time increasing production of oil and gas to record-setting levels for the Company. Anadarko's reserve replacement of 213% for 1999 extended the Company's record of replacing annual production volumes for the 18th consecutive year. In addition, the Company's financial performance met the 1999 objectives and stock price performance exceeded targeted objectives. The Committee reviewed Anadarko's actual performance against the select performance criteria and, based on the outstanding results, approved a bonus to Mr. Allison representing 200% of his individual bonus target.

STOCK PLANS

     The Company makes certain stock-based awards under the Stock Plans to align the interests of executive officers with those of stockholders. To support this alignment, Anadarko has established stock ownership guidelines for executive officers ranging from two and one-half times base salary for Vice Presidents up to five times base salary for the Chief Executive Officer.

     The Committee annually reviews competitive market data to determine appropriate stock awards based on the executive's position and the market value of the stock. In addition, the Committee considers previous stock grants when determining grant size for executive officers. Under the Stock Plans, the Committee has made annual and multi-year grants of stock options at the fair market value of the Common Stock on the date of grant. In addition, restricted stock may be granted in recognition of special individual performance or used for retention purposes on a select basis.

     In 1996, the Committee awarded Mr. Allison a performance share grant of 200,000 shares, with a maximum potential payout of 300,000 shares, for the four-year performance period beginning January 1, 1996, and ending December 31, 1999. Based on the terms of the Performance Share Agreement (the "Agreement") approved by shareholders, payout of the performance shares would be determined by comparing Anadarko's average total shareholder return ("TSR") over the performance period to the TSR of a select group of peer companies determined at the time of grant. At the end of the performance period, the Company and the peer companies would be ranked based on their average TSR for the period. The Agreement provided that Mr. Allison would receive the maximum payout of 300,000 shares if Anadarko's TSR was in the top 25% of the overall ranking. The Company's TSR for the performance period was in the top 25% of the ranking and, as a result, the Committee approved the maximum payout to Mr. Allison shown in the Summary Compensation Table on page 9.

     In 1999, the Committee awarded Mr. Allison the stock option listed in the Summary Compensation Table in lieu of another performance share grant. This award is intended to be a multi-year grant and directly aligns Mr. Allison's compensation opportunity with that of shareholders since the option will only produce value through the appreciation of the stock.

SUMMARY

     Anadarko's compensation strategy is to provide total compensation commensurate with the achievement of specific short-term and long-term operational, financial and strategic objectives. Accordingly, Mr. Allison's total compensation for 1999 was within the top quartile of the peer companies as a result of Anadarko's excellent overall performance.

     The Committee believes the design of the Company's total executive compensation program provides executives the incentive to maximize long-term operational performance using sound financial controls and high standards of integrity. It is the Committee's belief that this focus will ultimately be reflected in Anadarko's stock price and stockholder return.

         Mr. Ronald Brown, Chairman
         Mr. James L. Bryan
         Mr. John R. Gordon

     The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the fiscal year ended December 31, 1999, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION
                                                                   -------------------------------
                                                                                            OTHER
                                                                                           ANNUAL
                                                                                           COMPEN-
                                                                    SALARY       BONUS     SATION
NAME                          PRINCIPAL POSITION            YEAR      ($)         ($)        ($)
----                          ------------------            ----   ---------   ---------   -------
Robert J. Allison,
 Jr................  Chairman and Chief Executive Officer   1999   1,000,000   2,000,000        0
                     Chairman, President and Chief
                      Executive Officer                     1998   1,000,000   1,350,000(5)     0
                     Chairman, President and Chief
                      Executive Officer                     1997   1,000,000   1,200,000   60,253
John N. Seitz......  President and Chief Operating Officer  1999     475,000     800,000        0
                     Executive Vice President, Exploration
                      & Production                          1998     425,000     400,000        0
                     Executive Vice President, Exploration
                      & Production                          1997     387,083     325,000        0
Michael E. Rose....  Senior Vice President, Finance         1999     370,000     333,000        0
                     Senior Vice President, Finance         1998     370,000     207,000        0
                     Senior Vice President, Finance         1997     350,000     186,000        0
Charles G.
 Manley............  Senior Vice President, Administration  1999     355,000     320,000        0
                     Senior Vice President, Administration  1998     355,000     199,000        0
                     Senior Vice President, Administration  1997     345,000     183,000        0
William D.           Vice President, International
 Sullivan..........  Operations                             1999     270,000     216,000   55,080(7)
                     Vice President, International
                      Operations                            1998     270,000     135,000  233,805
                     Vice President, Algeria                1997     250,000     113,000  126,083

                            LONG-TERM COMPENSATION
                     -------------------------------------
                              AWARDS
                     ------------------------
                                  SECURITIES
                                  UNDERLYING                 ALL OTHER
                     RESTRICTED   OPTIONS(1)/      LTIP       COMPEN-
                       STOCK        SARS(2)     PAYOUTS(3)   SATION(4)
NAME                    ($)           (#)          ($)          ($)
----                 ----------   -----------   ----------   ---------
Robert J. Allison,
 Jr................         0       650,000    10,312,500     316,615
                            0             0             0     383,013
                            0             0             0     349,812
John N. Seitz......         0             0             0      98,564
                      244,219(6)    280,000             0     132,046
                            0        80,000             0      83,778
Michael E. Rose....         0             0             0      94,747
                            0       186,000             0     133,789
                            0        54,000             0      96,398
Charles G.
 Manley............         0             0             0      95,831
                            0       186,000             0     136,515
                            0        48,000             0     103,179
William D.
 Sullivan..........         0             0             0      48,546
                            0       128,000             0     271,850
                            0        48,000             0     229,277

---------------

(1) Adjusted for 2-for-1 stock split, effective July 1, 1998.

(2) No SARs are outstanding.

(3) Represents long-term incentive plan payout of 300,000 shares pursuant to performance shares awarded in 1996 under the Company's 1993 Stock Incentive Plan for the performance period which began January 1, 1996 and ended on December 31, 1999. Under the terms of the Performance Share Agreement with Mr. Allison, this payment is equal to the maximum number of performance shares provided under the Agreement multiplied by the average of the high and low stock price on January 26, 2000, the date on which the Committee approved payout of the award.

(4) This column includes (a) Company contributions to the Anadarko Employee Savings Plan and Savings Restoration Plan; (b) interest earned above 120% of the applicable federal rate on deferred compensation under the Executive Deferred Compensation Plan; (c) payments under the Annual Override Bonus Plan ("ORRI") and (d) the value of Company paid split-dollar insurance. The 1999 amounts for items (a), (b), (c) and (d) for each of the individuals named in the table are for Mr. Allison, $141,000, $49,655, $30,796 and $93,230; Mr. Seitz, $52,500, $8,054, $7,662 and $30,348; Mr. Rose, $34,620,
    $23,153, $6,272 and $30,702; Mr. Manley, $33,240, $24,155, $6,411 and
    $32,025; and Mr. Sullivan, $24,300, $0, $4,844 and $14,591, respectively. In addition, Mr. Allison's amount includes $1,934 attributable to the annual cost of term life insurance available to Mr. Allison under a policy purchased by the Company. At the end of 1998, Anadarko entered into an agreement with Mr. Allison pursuant to which Mr. Allison relinquished $5.7 million of his supplemental pension benefit in exchange for a term life insurance policy. Upon the death of both Mr. and Mrs. Allison, their beneficiaries will receive the term life insurance proceeds, and Anadarko will receive cash under the policy sufficient to compensate the Company for the premium paid. The balance of the proceeds, if any, will be paid to Mr. and Mrs. Allison's designees. Additionally, Mr. Sullivan's amount includes $4,811 applicable to relocation payments associated with his repatriation to the U.S. in 1998 from foreign assignment. No deferrals have been made under the Executive Deferred Compensation Plan since 1990. Grants under the ORRI were discontinued after 1986; however, awards that were previously made will continue to produce payments to recipients in accordance with the provisions of the plan.

(5) Includes $1,000,000 paid under the Incentive Plan for 1998 performance and a special bonus of $350,000, the payment of which is deferred until Mr. Allison's retirement from the Company.

(6) As of December 31, 1999, Mr. Seitz held 5,625 restricted shares valued at the year-end close of $191,953. The restricted stock awarded to Mr. Seitz in 1998 vests 25% per year. Dividends will be paid on unvested shares.

(7) Represents certain perquisites, including $17,218 for financial counseling services and $37,862 attributable to the net payment of taxes by the Company on Mr. Sullivan's behalf associated with his foreign assignment that ended in 1998. None of the other four individuals listed above had total perquisites exceeding $50,000 or 10% of annual compensation for 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
                        ------------------------------------------                   POTENTIAL REALIZABLE VALUE
                           NUMBER OF       % OF TOTAL                                 AT ASSUMED ANNUAL RATES
                          SECURITIES      OPTIONS/SARS    EXERCISE                  OF STOCK PRICE APPRECIATION
                          UNDERLYING       GRANTED TO     OR BASE                        FOR OPTION TERM(3)
                         OPTIONS/SARS     EMPLOYEES IN    PRICE(2)   EXPIRATION   --------------------------------
NAME                     GRANTED(#)(1)     FISCAL YEAR     ($/SH)       DATE      0%($)     5%($)        10%($)
----                    ---------------   -------------   --------   ----------   -----   ----------   -----------
Robert J. Allison,
  Jr. ................      650,000            57%         $30.66     11/02/06     $0     $8,112,112   $18,904,671
John N. Seitz.........            0             0%            n/a          n/a     $0     $        0   $         0
Michael E. Rose.......            0             0%            n/a          n/a     $0     $        0   $         0
Charles G. Manley.....            0             0%            n/a          n/a     $0     $        0   $         0
William D. Sullivan...            0             0%            n/a          n/a     $0     $        0   $         0

---------------

(1) No SARs were granted in 1999. Stock options granted on November 2, 1999, were granted under the Company's 1999 Stock Incentive Plan. Twenty-five percent (25%) of the options become exercisable each year on the anniversary date of the date of grant beginning on November 2, 2000. In the event of a change of control, any outstanding options will automatically vest. The Board may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company; (ii) make adjustments to any outstanding awards; or (iii) allow for the substitution of any outstanding awards by the acquiring company's stock.

(2) The exercise price equals the fair market value of the Common Stock on the date of grant.

(3) The dollar amounts under these columns are the results of calculation at 0% and at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatility factors.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                             NUMBER OF
                              SHARES                        SECURITIES              VALUE OF UNEXERCISED
                             ACQUIRED                 UNDERLYING UNEXERCISED            IN-THE-MONEY
                                ON        VALUE           OPTIONS/SARS AT             OPTIONS/SARS AT
                             EXERCISE    REALIZED       FISCAL YEAR-END (#)         FISCAL YEAR-END ($)
NAME                           (#)         ($)       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE*
----                         --------   ----------   -------------------------   --------------------------
Robert J. Allison, Jr. ....        0    $        0      1,080,000/1,130,000        $11,542,500/$5,408,125
John N. Seitz..............   24,000    $  622,017          338,000/280,000        $ 3,067,125/$        0
Michael E. Rose............        0    $        0          150,000/186,000        $   582,000/$        0
Charles G. Manley..........        0    $        0          294,000/186,000        $ 2,663,625/$        0
William D. Sullivan........  108,000    $1,859,870           84,000/128,000        $    77,625/$        0

---------------

* Computed based upon the difference between aggregate fair market value on December 31, 1999 ($33.96875 per share) and aggregate exercise price.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the Dow Jones Oil -- Secondary Index for the last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1994 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        ANADARKO PETROLEUM CORP, DOW JONES OIL -- SECONDARY AND S&P 500

                                 [PERF. GRAPH]

                         FISCAL YEAR ENDED DECEMBER 31

----------------------------------------------------------------------------------------------------------------
                                       1994         1995         1996         1997         1998         1999
----------------------------------------------------------------------------------------------------------------
 Anadarko Petroleum Corporation        100          142          170          160          164          182
 Dow Jones Oil -- Secondary            100          116          143          151          111          125
 S&P 500 Index                         100          138          169          226          290          351

Assumes $100 Invested on December 31, 1994.

 *  Total Return Assumes Reinvestment of Dividends

Total Return Data Provided by S&P's Institutional Market Services and Dow Jones & Company Inc.

                               PENSION PLAN TABLE

     The Company has a defined benefit retirement plan covering all United States employees that does not require employee contributions. The Retirement Plan provides benefits based on a formula which considers length of service and final average pay. For this purpose, "pay" generally includes the amounts shown in the Salary and Bonus columns of the Summary Compensation Table. The following table reflects the estimated single life annuity payable annually at normal retirement at age 65 in specified remuneration and years-of-service classifications, based on the benefit formula in effect on December 31, 1999.

                                                    YEARS OF SERVICE
                    --------------------------------------------------------------------------------
REMUNERATION           15               20                25                30                35
------------        --------        ----------        ----------        ----------        ----------
 $  250,000         $ 66,000        $   87,000        $  109,000        $  131,000        $  153,000
    300,000           79,000           105,000           132,000           158,000           184,000
    400,000          106,000           141,000           177,000           212,000           247,000
    500,000          133,000           177,000           222,000           266,000           310,000
    600,000          160,000           213,000           267,000           320,000           373,000
    700,000          187,000           249,000           312,000           374,000           436,000
    800,000          214,000           285,000           357,000           428,000           499,000
    900,000          241,000           321,000           402,000           482,000           562,000
  1,000,000          268,000           357,000           447,000           536,000           625,000
  1,100,000          295,000           393,000           492,000           590,000           688,000
  1,200,000          322,000           429,000           537,000           644,000           751,000
  1,300,000          349,000           465,000           582,000           698,000           814,000
  1,400,000          376,000           501,000           627,000           752,000           877,000
  1,500,000          403,000           537,000           672,000           806,000           940,000
  1,600,000          430,000           573,000           717,000           860,000         1,003,000
  1,700,000          457,000           609,000           762,000           914,000         1,066,000
  1,800,000          484,000           645,000           807,000           968,000         1,129,000
  1,900,000          511,000           681,000           852,000         1,022,000         1,192,000
  2,000,000          538,000           717,000           897,000         1,076,000         1,255,000
  2,100,000          565,000           753,000           942,000         1,130,000         1,318,000
  2,200,000          592,000           789,000           987,000         1,184,000         1,381,000
  2,300,000          619,000           825,000         1,032,000         1,238,000         1,444,000
  2,400,000          646,000           861,000         1,077,000         1,292,000         1,507,000
  2,500,000          673,000           897,000         1,122,000         1,346,000         1,570,000
  2,600,000          700,000           933,000         1,167,000         1,400,000         1,633,000
  2,700,000          727,000           969,000         1,212,000         1,454,000         1,696,000
  2,800,000          754,000         1,005,000         1,257,000         1,508,000         1,759,000
  2,900,000          781,000         1,041,000         1,302,000         1,562,000         1,822,000
  3,000,000          808,000         1,077,000         1,347,000         1,616,000         1,885,000
  3,100,000          835,000         1,113,000         1,392,000         1,670,000         1,948,000
  3,200,000          862,000         1,149,000         1,437,000         1,724,000         2,011,000
  3,300,000          889,000         1,185,000         1,482,000         1,778,000         2,074,000
  3,400,000          916,000         1,221,000         1,527,000         1,832,000         2,137,000
  3,500,000          943,000         1,257,000         1,572,000         1,886,000         2,200,000
  3,600,000          970,000         1,293,000         1,617,000         1,940,000         2,263,000

     Messrs. Allison, Seitz, Rose, Manley, and Sullivan, respectively, have 26, 22, 22, 26 and 18 years of accrued service under the Plan. An employee becomes vested in his benefit under the Retirement Plan at completion of five years of vesting service as defined in the Retirement Plan.

     A portion of the benefits shown in the table may be paid from the Company's supplemental retirement restoration plan, rather than from the Retirement Plan, due to limitations imposed by the Code which restrict the amount of benefits payable under tax-qualified plans.

                         CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into key employee change of control contracts with each of the named executive officers and with certain other key executives. These severance contracts have an initial three-year term which is automatically extended for one year upon each anniversary, unless a notice not to extend is given by the Company. If a change of control of the Company (as defined below) occurs during the term of the severance contract, then the contract becomes operative for a fixed three-year period. The severance contracts generally provide that the executive's terms and conditions of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change of control of the Company. If the Company terminates the executive's employment (other than for cause, death or disability), the executive terminates for good reason during such three-year period, or the executive terminates employment for any reason during the 30-day period following the first anniversary of the change of control, and upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control, the executive is generally entitled to receive the following payment and benefits:

          (i) earned but unpaid compensation;

          (ii) up to 2.9 times the executive's base salary plus annual bonus (based on historic annual bonus);

          (iii) the Company matching contributions which would have been made had the executive continued to participate in the Anadarko Employee Savings Plan and the Savings Restoration Plan for up to an additional three years;

          (iv) the value of any investments credited to the executive under the Savings Restoration Plan;

          (v) the present value of the accrued retirement benefit under the Retirement Restoration Plan and the additional retirement benefit which would have been received had the executive continued service for up to an additional three years; and,

          (vi) the present value of the amounts of deferred compensation and interest, if any, under the Executive Deferred Compensation Plan which would have been received had the executive continued service through age 65.

     In addition, the severance contract provides for a continuation of various medical, dental, disability and life insurance plans and financial counseling for a period of up to three years, outplacement services and the payment of all legal fees and expenses incurred by the executive in enforcing any right or benefit provided by the severance contracts. The severance contract provides that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code.

     As a condition to receipt of these severance benefits, the executive must remain in the employ of the Company and render services commensurate with his position. The executive must also agree to retain in confidence any and all confidential information known to him concerning the Company and its business so long as the information is not otherwise publicly disclosed. As of the date of the Proxy, no amounts have been paid under the severance contracts.

     In addition, pursuant to the Company's Stock Plans, upon a change of control of the Company (as defined below):

     - Outstanding options and stock appreciation rights that are not vested and exercisable become fully vested and exercisable.

     - The restrictions on restricted stock lapse.

     - Performance-based restricted stock awards become fully vested and the performance goals are deemed to be earned unless otherwise provided in the participant's award agreement.

     For purposes of the severance contracts and the Company's Stock Plans, a change of control is generally defined as:

          (1) Any individual, entity or group acquiring beneficial ownership of 20% or more of either the outstanding shares of the Company's Common Stock or the combined voting power of the outstanding voting securities of the Company entitled to vote generally for the election of directors;

          (2) Individuals who constitute the Board on the date hereof cease to constitute a majority of the board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date hereof will be deemed a member of the incumbent Board;

          (3) Approval by the Company's stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless following the business combination:

             (a) all or substantially all of the beneficial owners of the Company's outstanding Common Stock prior to the business combination own more than 60% of the outstanding Common Stock of the corporation resulting from the business combination;

             (b) no person, entity or group owns 20% or more of the outstanding voting securities of the corporation resulting from the business combination; and,

             (c) at least a majority of the board of the corporation resulting from the business combination were members of the Company's Board prior to the business combination; or

          (4) Approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

                              INDEPENDENT AUDITORS

     KPMG LLP served as the Company's independent auditors during 1999 and was appointed by the Board to serve in that capacity for 2000. Representatives of KPMG LLP will be present at the meeting to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     It is not expected that any other matters will come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2001 Annual Meeting must notify the Corporate Secretary of the Company. The proposal must be received no later than November 28, 2000.

                               PROXY SOLICITATION

     The Company pays for the cost of preparing, assembling and mailing the material in connection with the solicitation of proxies. It is expected that the solicitation of proxies will be primarily by mail but solicitations may also be made personally or by telephone or telegraph by officers and other employees of the Company without additional compensation. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, the Company has engaged ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for this Annual Meeting at an estimated fee of $5,000 plus disbursements.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ SUZANNE SUTER
                                            SUZANNE SUTER
                                            Corporate Secretary

Dated: March 27, 2000
Houston, Texas

SEE ENCLOSED PROXY CARD -- PLEASE VOTE PROMPTLY.

                                                                      PROXY

                         ANADARKO PETROLEUM CORPORATION

                      SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 2000

The undersigned stockholder hereby appoints ROBERT J. ALLISON, JR. AND SUZANNE SUTER, and any one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares registered in the name of the undersigned for the election of directors (unless such authority is withheld) and on all other matters which may come before the 2000 Annual Meeting of Stockholders of Anadarko Petroleum Corporation to be held on Thursday, April 27, 2000 at 9:30 A.M. or any adjournment thereof.

PLEASE VOTE ON ANY ITEM AS INDICATED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.


       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o



                            YOUR VOTE IS IMPORTANT!

                       YOU CAN VOTE IN ONE OF THREE WAYS:

1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                       OR

2. Call TOLL FREE 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       OR

3.   To Vote by Internet at our Internet Address: http://www.aproxy.com/apc

                                  PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.             PLEASE MARK [X]
                                                                  YOUR VOTE
                                                                  LIKE THIS



                                            WITHHELD
                                 FOR        FOR ALL       PLEASE VOTE YOUR PROXY
ITEM 1 - ELECTION OF DIRECTORS   [ ]          [ ]

(01) Conrad P. Albert
(02) Robert J. Allison, Jr.
(03) John N. Seitz

WITHHELD FOR: (Write that nominee's name in the space provided below).

-----------------------------------





Signature                        Signature                       Date
         -----------------------          ----------------------     -----------
Please sign as your name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
               o FOLD AND DETACH HERE AND READ THE REVERSE SIDE o

               [GRAPHIC] VOTE BY TELEPHONE OR INTERNET [GRAPHIC]
                          QUICK *** EASY *** IMMEDIATE

          YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF THREE WAYS:

1. TO VOTE BY PHONE: Call toll-free 18008401208 on a touch tone telephone 24 hours a day 7 days a week

    THERE IS NO CHARGE TO YOU FOR THIS CALL. - HAVE YOUR PROXY CARD IN HAND.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION 1: To vote as the Board of Directors recommends on the proposal, press 1
--------------------------------------------------------------------------------

                   WHEN ASKED, PLEASE CONFIRM BY PRESSING 1,

                                       OR

2. VOTE BY INTERNET: Follow the instructions at our Website Address: http://www.eproxy.com/apc

                                       OR

3. VOTE BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

 NOTE: IF YOU VOTE BY INTERNET OR TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR
                                  PROXY CARD.

                             THANK YOU FOR VOTING.

                                                    Two additional ways to vote

==========================================================       o       =========================================================
                     VOTE BY TELEPHONE                           o                            VOTE BY INTERNET
==========================================================       o       =========================================================
                                                                 o
    It's fast, convenient, and your vote is immediately          o          It's fast, convenient, and your vote is immediately
                   confirmed and posted.                         o            confirmed and posted and you can get all future
                                                                 o                         materials by Internet.
     Using a touch-tone phone call the toll-free number          o
                      1-800-454-8683.                            o                           WWW.PROXYVOTE.COM
                                                                 o
              Just follow these 4 easy steps:                    o                    Just follow these 4 easy steps:
                                                                 o
         1. Read the accompanying Proxy Statement and            o              1. Read the accompanying Proxy Statement and
                  voting instruction form.                       o                        voting instruction form.
                                                                 o
         2. Call the toll-free number 1-800-454-8683.            o                  2. Go to website WWW.PROXYVOTE.COM.
                                                                 o
         3. Enter your 12 DIGIT CONTROL NUMBER located           o             3. Enter your 12 DIGIT CONTROL NUMBER located
              on your voting instruction form.                   o                    on your voting instruction form.
                                                                 o
          4. Follow the simple recorded instructions.            o                   4. Follow the simple instructions.
                                                                 o
                  YOUR VOTE IS IMPORTANT!                        o                        YOUR VOTE IS IMPORTANT!
                                                                 o
                    Call 1-800-454-8683                          o                        Go to WWW.PROXYVOTE.COM

  Do not return Voting Form if you are voting by either telephone or Internet